Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Trio-Tech International

Van Nuys, California

We hereby consent to the incorporation by reference in the Registration Statement of Trio-Tech International on Form S-8 of our report dated January 10, 2024, Trio-Tech International, as of and for the year ended June 30, 2023, which appears in the Annual Report on Form 10-K of Trio-Tech International for the year ended June 30, 2023.

/s/ Mazars LLP

Singapore

January 10, 2024